Exhibit 99.B(a)(30)

AMENDMENT NO. 23 TO TRUST INSTRUMENT OF

ING FUNDS TRUST

Establishment of New Series

Effective: May 27, 2010

THIS AMENDMENT NO. 23 TO THE TRUST INSTRUMENT OF ING FUNDS TRUST, a Delaware business trust (the “Trust”), dated July 30, 1998, as amended (the “Trust Instrument”), reflects a resolution adopted by the Board of Trustees on May 27, 2010, with respect to ING Floating Rate Fund, a new series of the Trust, acting pursuant to Article II, Sections 2.1 and 2.6 and Article XI, Section 11.8 of the Trust Instrument of the Trust.  The resolution serves to establish and designate a new series of the Trust.

ING FUNDS TRUST

SECRETARY’S CERTIFICATE

I, Huey P. Falgout, Jr., Secretary of ING Funds Trust (the “Trust”), do hereby certify that the following is a true copy of a resolution duly adopted by the Board of Trustees of the Trust at a meeting held on May 27, 2010 with regard to the establishment of ING Floating Rate Fund of the Trust:

RESOLVED, that pursuant to Article II, Section 2.6 and Article XI, Section 11.8 of the Trust Instrument, dated July 30, 1998, as amended (the “Trust”) of ING Funds Trust (“IFT”), the establishment of an additional series designated as ING Floating Rate Fund be, and it hereby is, approved and the officers of IFT be, and each hereby is, authorized, with the assistance of counsel, to take any and all such actions they determine, in their discretion, to be necessary to prepare, execute and deliver an Amendment to the Trust to establish the series, to be effective on a date deemed appropriate by the officers of IFT.

/s/ Huey P. Falgout, Jr.
Huey P. Falgout, Jr.
Secretary

Dated:	6/24/10